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Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ADJUSTS GROWTH EXPECTATIONS FOR
FISCAL 2003

        Boulder, Colo., (December 19, 2002)—Array BioPharma Inc. (NASDAQ: ARRY) today announced that it is revising its revenue forecast for the fiscal year ending June 30, 2003, and is now forecasting an annual revenue growth rate of 10-15% for this fiscal year compared to a previously forecasted growth rate of 25-30%. This mid-year adjustment reflects weaker than expected sales of research tools in the current quarter that historically account for approximately 30% of Array's revenue and, as a result, a more conservative revenue forecast for the remainder of the fiscal year. Array's research tools include Optimer™ chemical building blocks and lead generation libraries. Drug discovery collaborations, which account for the other 70% of revenue, are expected to remain strong during this quarter and to grow approximately 30% for the full fiscal year.

        Revenue from research tools for the quarter ending December 31, 2002, is anticipated to be $1.5 million, compared to the Company's previous expectations of $3.2 million for the quarter, which was the same revenue level achieved both last quarter and the same quarter last year. Array's research tools have a short sales cycle and therefore sales are inherently variable, unlike revenue from its long-term research collaborations, which is more predictable.

        "As reflected in our adjusted revenue estimates, we face a more challenging business environment as both pharmaceutical and biotech companies are under budget pressures. However, the need for these companies to fill their pipelines with high quality drug candidates is stronger than ever. With Array's drug discovery capabilities on the critical path to fill that need, we believe our long term business prospects remain bright," said Robert E. Conway, Chief Executive Officer. "We anticipate signing additional drug discovery collaborations in calendar 2003 and are aggressively moving forward on our promising internal drug discovery programs. We will be cautious with our recruitment efforts and capital expenditures for the remainder of the fiscal year to reduce the bottom line impact."

        Array currently expects revenue for the second quarter of fiscal 2003, ending December 31, 2002, to be approximately $9.5 million, up 13% from $8.4 million during the same period in fiscal 2002. This would result in a net loss of approximately ($0.10) per share for the quarter. Array is projecting annual revenue in fiscal 2003 to be between $38 and $40 million, resulting in a projected annual net loss of between ($0.30) and ($0.33) per share. Array had $52.1 million in cash and marketable securities as of September 30, 2002.

        "These new revenue projections are based on current softness in sales of our research tools and our caution in projecting revenues in this business over the next six months. Our revised estimate of research tools sales are approximately $9.4 million in fiscal 2003, compared to $12.4 million achieved in fiscal 2002," said Michael Carruthers, Chief Financial Officer. "We expect that sales of research tools will represent approximately 24% of our total revenue in fiscal 2003, compared to 35% in fiscal 2002."

        Array will hold a conference call on Friday, December 20, 2002, at 9:00 a.m. eastern time to discuss this financial guidance. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

CONFERENCE CALL INFORMATION

Date:	Friday, December 20, 2002
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 289-0437
Toll:	(913) 981-5508
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820. The access code is 507653. Replay of the call will also be available as a web cast on Array's web site at www.arraybiopharma.com.

About Array BioPharma:

        Array BioPharma is a drug discovery company creating new small molecule drugs through the integration of chemistry, biology and informatics. Our experienced scientists use an integrated set of drug discovery technologies, which we call the Array Discovery Platform, to invent small molecule drugs in collaboration with leading pharmaceutical and biotechnology companies and to build our own pipeline of proprietary drug candidates. For more information on Array BioPharma, please visit our web site at www.arraybiopharma.com.

Array Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund internal research efforts, and our ability to attract and retain experienced scientists and management. We are providing this information as of December 19, 2002. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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  Exhibit 99.1